Exhibit 99.1

4800 Montgomery Lane Suite 220 Bethesda, MD 20814 (301) 861-3305 T (402) 371-4229 F www.condorhospitality.com

For Immediate Release

Condor Hospitality Trust Announces 1-for-6.5 Reverse Stock Split

BETHESDA, MD, March 15, 2017 – Condor Hospitality Trust, Inc. (NASDAQ: CDOR), announced today a 1-for-6.5 reverse split of its common stock. The reverse stock split will become effective at 4:01 p.m. (Eastern Time) on March 15, 2017. The company’s common stock will be traded on a split-adjusted basis when the market opens on March 16, 2017. Following the reverse stock split, the common stock will continue to be reported on the Nasdaq Stock Market under the symbol “CDOR,” and the new CUSIP number for the common stock will be 20676Y403.

The reverse stock split was approved by the company’s board of directors at the company’s meeting of directors held on February 24, 2017.

At the effective time of the reverse stock split, the company’s currently outstanding common stock will be combined on the basis of one (1) share for every six and one-half (6.5) shares of the company’s common stock issued and outstanding immediately prior to the effective time of the reverse stock split. No fractional shares will be issued in connection with the reverse stock split, and shareholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the volume weighted average price of the company’s common stock during the five trading days prior to, and excluding, March 15, 2017, as reported by the Nasdaq Stock Market.

The company’s authorized shares of common stock under its articles of incorporation remain unchanged at 200 million shares. The par value of the company’s common stock remains unchanged at $0.01 per share. Immediately following the effective time of the reverse stock split, the company’s currently outstanding 43,993,705 shares of common stock will be combined into a total of approximately 6,768,263 shares of common stock outstanding.

Proportional adjustments will be made at the effective time of the reverse stock split to the company’s outstanding stock options and other equity awards, equity compensation plans, the exercise price and number of outstanding company warrants exercisable for the purchase of common stock, conversion prices of convertible securities and any other contractual adjustments, as necessary.

Shareholders who hold shares of the company’s common stock in “street name” will not be required to take any action in connection with the reverse stock split. Shareholders who hold shares of the company’s common stock in certificated form will receive instructions from the company’s transfer agent, American Stock Transfer & Trust company LLC, regarding the exchange of outstanding pre-reverse stock split stock certificates.

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NASDAQ: CDOR), is a self-administered real estate investment trust incorporated in the state of Maryland that specializes in the investment and ownership of upper midscale and upscale, premium-branded select-service, extended stay and limited-service hotels. The company currently owns 19 hotels in 12 states. Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott/Starwood, InterContinental Hotels Group, Choice, and Wyndham. For more information or to make a hotel reservation, visit www.condorhospitality.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

Contact:

Jonathan J. Gantt

Chief Financial Officer & Senior Vice President

jgantt@trustcondor.com

(301) 861-3305

2